Exhibit 4.1

Bountiful, Utah

Original Issue Date: February __, 2026

Original Principal Amount: $100,000

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned ONE META INC., a corporation formed under the laws of the state of Nevada (“Maker”), or any successor in interest, promises to pay, to _____ (“Payee”), or its designated assignee, the aggregate principal sum of ONE HUNDRED THOUSAND DOLLARS ($100,000) with interest equal to 125,000 shares of restricted common stock of the Maker (the “Shares”), all as more fully set forth herein. Principal of the Note and the Shares shall be paid on or about February __, 2026 (the “Maturity Date”).

In the event principal of the Note and the Shares are not paid upon the Maturity Date, an additional 125,000 Shares shall be accrued and payable beginning on the day after the Maturity Date and each three month period thereafter that the principal of the Note and the Shares are not paid at the beginning of such three month period.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America by wire to the bank account of Payee or in same day funds at the office of Payee set forth above, or at such place as shall be designated by Payee in writing. Until notified in writing of the transfer of this Note, Maker shall be entitled to deem Payee or such person who has been so identified by the transferor in writing to Maker as the holders of this Note as the owners and holders of this Note. Payee shall be entitled to assign this Note and all of its rights, privileges, interests, and remedies hereunder to any other persons, firm, entity, bank, or corporation whatsoever without notice to or consent by the Maker, and such assignee shall be entitled to the benefits of this Note and to exercise all such rights, interests, and remedies as fully as Payee. Maker may not assign this Note without the express written consent of the Payee, which may be withheld in its sole discretion.

Maker may, upon at least three (3) days’ notice to Payee, prepay this Note in whole or in part, without penalty or premium. Any prepayment of principal of this Note shall include interest to the date of prepayment on the principal amount being prepaid.

Maker agree that all disputes arising, directly or indirectly, out of or relating to this Note and all actions to enforce this Note may be dealt with and adjudicated exclusively in the state courts of Nevada or the federal courts sitting in Nevada, and hereby expressly and irrevocably submits the person to the jurisdiction of such courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Note or in any action to enforce this Note. So far as is permitted under the applicable law, this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified herein or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the Maker in any such court.

Maker irrevocably waives, by way of motion, as a defense or otherwise (i) any objection which it may have or may hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court as is mentioned in the previous paragraph; (ii) any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum; or (iii) any claim that it is not subject to the jurisdiction of the above-named courts; provided that if service of process is effected upon Maker in one of the manners specified in this paragraph or as otherwise permitted by law, Maker agrees that final judgment from which Maker have not or may not appeal or further appeal in any such suit, action or proceeding brought in such court of competent jurisdiction shall be conclusive and binding upon Maker and, may so far as is permitted under the applicable law, be enforced in the courts of any state or any federal court and in any other courts to the jurisdiction of which Maker is subject, by a suit upon such judgment and that Maker will not assert any defense, counterclaim, or set off in any such suit upon such judgment. Maker promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in the collection and enforcement of this Note.

Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the Parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual or of any partner, stockholder, member or other equity holder of either Party hereto, and any recourse, whether in common law, in equity, by statute or otherwise, against any such individual or entity is hereby forever waived and released.

This Note is being delivered and is intended to be performed in the State of Nevada and is governed by the laws of the State of Nevada excluding any laws relating to the conflict or choice of laws.

If any term or provision of this Note or the application thereof to any persons or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Note or the application of such term or provision to persons or circumstances other than those as to which it is held or unenforceable shall not be affected thereby, and each term and provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, Maker and has caused this Note to be executed and delivered as of the day and year first above written.

ONE META INC.

By:
Name:
Title: